Exhibit 10.9

TAX PROTECTION AGREEMENT

THIS TAX PROTECTION AGREEMENT (the “Agreement”) is entered into as of January 26, 2021 to be effective as of the effective time of the CROP Operating Partnership Merger (as defined below), by and among Cottonwood Residential O.P., LP, a Delaware limited partnership (the “CROP Operating Partnership”), High Traverse Holdings, LLC, a Delaware limited liability company (“High Traverse”), and each Protected Partner (as defined below) that is or becomes a beneficiary of this Agreement.

R E C I T A L S :

A.       Pursuant to that certain Agreement and Plan of Merger dated January 26, 2021, Cottonwood Communities, Inc., a Maryland corporation (“CCI”), Cottonwood Communities GP Subsidiary, LLC, a Maryland limited liability company and a wholly owned subsidiary of CCI, Cottonwood Communities O.P., LP, a Delaware limited partnership and a subsidiary of CCI (“CCOP”), Cottonwood Residential II, Inc., a Maryland corporation, and the CROP Operating Partnership (the “Merger Agreement”), CCOP will be merged with and into the CROP Operating Partnership (the “CROP Operating Partnership Merger”), and the limited partnership agreement of the CROP Operating Partnership will be amended and restated in connection such merger.

B. The parties to the Merger Agreement intend that, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), the CROP Operating Partnership Merger shall qualify as and constitute an “assets-over” form of merger governed by Treasury Regulations Section 1.708-1(c)(3)(i) pursuant to which CCOP shall be treated as transferring all of its assets and liabilities to the CROP Operating Partnership in exchange for units representing limited partnership interests in the CROP Operating Partnership followed by the distribution of such units to CCI and the holders of limited partnership interests in CCOP in a complete liquidation of CCOP, the deemed exchange and distribution being respectively described in Sections 721 and 731 of the Internal Revenue Code of 1986, as amended (the “Code”).

C. Pursuant to the CROP Operating Partnership Merger, the CROP Operating Partnership shall adjust the capital accounts of its partners pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect the fair market value of the property of the CROP Operating Partnership (each property, a “Protected Property”, and collectively, the “Protected Properties”) as of the closing date of the CROP Operating Partnership Merger (the “Closing Date”).

D.       High Traverse and the CROP Operating Partnership desire to enter into this Agreement to, among other things, set forth certain terms and conditions upon which the CROP Operating Partnership agrees to hold and dispose of the Protected Properties.

A G R E E M E N T :

Section 1.                Limitation on Transfer of the Protected Properties. Notwithstanding anything to the contrary set forth in the amended and restated limited partnership agreement of the CROP Operating Partnership, dated as of the Closing Date, as amended from time to time (the “CROP Operating Partnership Agreement”):

(a)            General Limitation. Except as set forth in Section 1(b) below and subject to Section 3, during the Tax Protection Period (as defined below) the CROP Operating Partnership will indemnify each Protected Partner from and against certain tax consequences resulting from (i) a sale, transfer, exchange, distribution, or any other transaction that, for U.S. federal income tax purposes, is treated as a sale, transfer, exchange, distribution, or disposition, whether voluntary or involuntary (collectively, a “Transfer”), of all or any portion of the Protected Properties or any interest therein or (ii) any Extraordinary Transaction (as defined below) that would result in the recognition of taxable income or gain to a Protected Partner.

(b)            Permitted Transfer. Notwithstanding Section 1(a), the CROP Operating Partnership may cause or permit a Transfer of all or any portion of the Protected Properties (and the CROP Operating Partnership will not be subject to any Tax Payments with respect to any such Transfer) if such Transfer constitutes (i) a like-kind exchange of all or any portion of the Protected Properties pursuant to Code Section 1031, (ii) an involuntary conversion of all or any portion of the Protected Properties pursuant to Code Section 1033 for which a timely election under Code Section 1033(a)(2)(A) is made, or (iii) any other transaction with respect to all or any portion of the Protected Properties that constitutes a non-recognition transaction pursuant to the Code (including a contribution of the Property to a lower-tier entity that is classified as a partnership for U.S. federal income tax purposes pursuant to Code Section 721(a)), but only if such a Transfer described in any one of the foregoing clauses (i), (ii) and (iii) does not result in the recognition of any taxable gain to a Protected Partner (unless indemnified for) on account of or attributable to the Built-in Gain (as defined below) with respect to the Protected Properties. For purposes of this Agreement, the terms “Protected Property” and “Protected Properties” include any and all replacement property received in exchange for all or any portion of the Protected Properties pursuant to (1) Code Section 1031, (2) Code Section 1033, (3) any other Code provision that provides for the non-recognition of income or gain or (4) any transaction pursuant to which the tax basis of such property is determined in whole or in part by reference to the tax basis of all or any portion of the Protected Properties.

(c)            Extraordinary Transaction. The term “Extraordinary Transaction” shall mean a merger, consolidation or other combination of the CROP Operating Partnership with or into any other entity, a transfer of all or substantially all of the assets of the CROP Operating Partnership, any reclassification, recapitalization or change of the outstanding equity interests of the CROP Operating Partnership, a conversion of the CROP Operating Partnership into another form of entity, or any other strategic transaction undertaken by the CROP Operating Partnership pursuant to which the limited partnership interests of High Traverse in the CROP Operating Partnership that are held on the Closing Date (the “High Traverse Units”) are required to be exchanged for cash or equity in any other entity. Notwithstanding the foregoing, an Extraordinary Transaction shall not include (and the CROP Operating Partnership will not be subject to any Tax Payments with respect to) any transaction to the extent (and proportion) that a Protected Partner is offered (whether or not such offer is accepted) consideration as part of such transaction that would not result in the recognition of Built-In Gain (if the consideration were accepted by such Protected Partner). For the avoidance of doubt, the Protected Partners and the CROP Operating Partnership will each have the right to engage in an In-Kind Redemption Transaction prior to any Extraordinary Transaction.

(d)            Built-in Gain. The term “Built-in Gain” shall mean, with respect to each Protected Partner and the Protected Properties at any time, the “built-in gain” (within the meaning of Code Section 704(c) and the Treasury Regulations promulgated thereunder) that is allocable to such Protected Partner pursuant to Code Section 704(c) with respect to the Protected Properties (including, for the avoidance of doubt, any “reverse Section 704(c) gain” allocated to High Traverse as of the Closing Date that is allocable to such Protected Partner). The initial Built-In Gain allocable to High Traverse with respect to each Protected Property is set forth on Exhibit A hereto. For purposes of calculating the amount of Built-In Gain allocated to a Protected Partner under Code Section 704(c) with respect to a particular Protected Property, any “reverse Section 704(c) gain” allocated to a Protected Partner pursuant to Treasury Regulations Section 1.704-3(a)(6) following the Closing Date shall not be taken into account. For the avoidance of doubt and notwithstanding the foregoing, the parties acknowledge that any Tax Liability will be calculated with reference to the Built-In Gain for a Protected Partner and the Protected Properties immediately prior to the indemnifiable event (to the extent recognized as a result of the indemnifiable event) and the initial Built-In Gain for the Protected Properties will be reduced over time to the extent required under Treasury Regulations Section 1.704-3.

(e)            Tax Protection Period. The restrictions set forth in Section 1(a) shall automatically terminate upon the expiration of the Tax Protection Period. For purposes of this Agreement, the “Tax Protection Period” shall commence on the Closing Date and expire one day after the tenth (10th) anniversary of the Closing Date, provided, however, that the Tax Protection Period shall expire prior to the tenth (10th) anniversary of the Closing Date if (1) a like-kind exchange of all or any portion of the Protected Properties pursuant to Section 1031 is not available under applicable law or (2) an In-Kind Redemption Transaction is not available under applicable law. As used herein, the term “In-Kind Redemption Transaction” means an in-kind redemption of each of the Protected Partner’s entire interest in the CROP Operating Partnership (the “Protected Partner Interests”) in exchange for one or more of the assets of the CROP Operating Partnership that qualifies as a tax-deferred transaction pursuant to Code Section 731 and is not taxable to the Protected Partners or the CROP Operating Partnership (or any of its other direct or indirect partners) under Code Sections 707, 737 or otherwise.

(f)             Subsidiaries and Successors. In furtherance of the provisions of this Agreement, (i) any entity that is managed and controlled by the CROP Operating Partnership, (ii) any and all successors to the CROP Operating Partnership that acquire(s) and/or hold(s) an interest in all or any portion of the Protected Properties, and (iii) any and all assigns of the foregoing entities, shall be bound by all of the limitations and restrictions to which the CROP Operating Partnership is subject hereunder as if such entity were originally a signatory to this Agreement in lieu of the CROP Operating Partnership.

(g)            Protected Partner. For purposes of this Agreement, the term “Protected Partner” shall mean High Traverse and each Permitted Transferee. The term “Permitted Transferee” shall mean any person who holds High Traverse Units and who acquired such High Traverse Units from High Traverse or another Permitted Transferee in a Permitted Disposition, in which such person’s adjusted basis in such High Traverse Units, as determined for U.S. federal income tax purposes, is determined, in whole or in part, by reference to the adjusted basis of High Traverse (or such other Permitted Transferee) in such High Traverse Units and who has notified the CROP Operating Partnership of its status as a Permitted Transferee, provided all documentation reasonably requested by the CROP Operating Partnership to verify such status, and become a signatory to, and agreed to the terms and conditions of, this Agreement; provided that, with respect to a Permitted Transferee that is a partnership, disregarded entity, grantor trust or S corporation for U.S. federal income tax purposes (a “Pass Through Entity”), and solely for purposes of computing the amount to be paid under Section 3(a) with respect to such Permitted Transferee and without duplication of any amount otherwise payable to such Permitted Transferee under Section 3(a), a Permitted Transferee shall mean any person who (x) holds an interest in such Permitted Transferee, either directly or through one or more Pass Through Entities, and (y) is required to include all or a portion of the income of such Permitted Transferee in its own gross income. The term “Permitted Disposition” shall mean a sale, exchange or other disposition of High Traverse Units in accordance with and permitted under the CROP Operating Partnership Agreement (i) by a Protected Partner: (a) to such Protected Partner’s children, spouse or issue; (b) to a trust for such person or such Protected Partner’s children (including adopted children), spouse or issue; (c) in the case that such Protected Partner is a trust, to its beneficiaries, or any of them, whether current or remainder beneficiaries, or to any successor trust or trusts for the benefit of the same beneficiaries; (d) to a revocable inter vivos trust of which such Protected Partner is a trustee; (e) in the case of that such Protected Partner is a partnership or limited liability company, to its partners or members; and/or (f) in the case such Protected Partner is a corporation, to its shareholders, and (ii) by a party described in clauses (a), (b), (c), (d), (e), or (f) to a partnership, limited liability company or corporation of which one or more of the partners, members or shareholders, as applicable, are parties described in clauses (a), (b), (c), (d), (e), or (f). Each Protected Partner agrees as a condition to becoming a beneficiary to this Agreement, the CROP Operating Partnership may require a Protected Partner to be represented by a representative, and agrees that such representative alone will represent and act on behalf of such Protected Partner and any successor in interest to the High Traverse Units received by such Protected Partner for the purpose of receiving any notice or giving any notice, consent, approval or waiver required or contemplated in this Agreement, and each agrees that the CROP Operating Partnership shall be fully entitled to rely conclusively on any such notice, consent, approval, waiver or other determination by the applicable representative as an action by the appointed and authorized representative of the applicable Protected Partners. If a representative dies, resigns as representative or otherwise ceases to serve as representative, the CROP Operating Partnership shall be notified in writing, and the holders of a majority of the High Traverse Units issued to the applicable Protected Partners that are then issued and outstanding shall have the power to designate an individual to serve as the replacement representative for the Protected Partners represented by such representative, such replacement shall be subject to the approval of the CROP Operating Partnership (such approval not to be unreasonably withheld, conditioned or delayed).

Section 2.                Nonrecourse Indebtedness; Guarantee of Liabilities.

(a)            With respect to any Nonrecourse Indebtedness secured by a Protected Property or to which a Protected Property is otherwise subject for purposes of Treasury Regulations Section 1.752-3(a) (and which is not secured by any other property and to which no other property is subject for purposes of Treasury Regulations Section 1.752-3(a)), to the extent consistent with applicable law, the Partnership shall first allocate any portion of such Nonrecourse Indebtedness that is an “excess nonrecourse liability” (within the meaning of Treasury Regulations Section 1.752-3(a)(3)) to a Protected Partner up to the aggregate amount of Built-In Gain with respect to such Protected Property as of the date of determination that is allocable to such Protected Partner with respect to such Protected Property, to the extent that such Built-In Gain exceeds the gain described in Treasury Regulations Section 1.752-3(a)(2) with respect to such Protected Property as of the date of determination. “Nonrecourse Indebtedness” means with respect to any Protected Property, any indebtedness that is a “nonrecourse liability” of the Partnership within the meaning of Treasury Regulations Section 1.752-1(a)(2) and to which the Protected Property is subject for purposes of Treasury Regulations Section 1.752-3.

(b)            The CROP Operating Partnership agrees that it will permit the Protected Partners to guarantee up to fifty million dollars ($50,000,000.00), in the aggregate (the “Maximum Guarantee Amount”), of the CROP Operating Partnership’s liabilities, and the CROP Operating Partnership will use commercially reasonable efforts to maintain a sufficient amount of outstanding liabilities for this purpose.

(c)            If a Protected Partner notifies the CROP Operating Partnership that it desires to enter into a guarantee of the CROP Operating Partnership’s liabilities pursuant to Section 2(b), the CROP Operating Partnership will permit such Protected Partner to enter into such guarantee of indebtedness of the CROP Operating Partnership (including subsidiary debt that is allocated to the CROP Operating Partnership under Code Section 752) (“CROP Operating Partnership Liabilities”) subject to consent by the CROP Operating Partnership (such consent not to be unreasonably withheld), such that the total liabilities guaranteed by the Protected Partners under this Section 2, in the aggregate, does not exceed the Maximum Guarantee Amount.

(d)            It is expressly understood and agreed that the CROP Operating Partnership and its subsidiaries may from time to time issue additional interests in exchange for other properties in tax-deferred transactions. In such event, the new holders of additional interests may similarly require an amount of liabilities to guarantee. Notwithstanding anything to the contrary in this Section 2, the CROP Operating Partnership shall only be obligated to work together with each Protected Partner to permit the Contributor to guarantee CROP Operating Partnership Liabilities for only so much of such indebtedness as is not already subject to guarantees.

(e)            The CROP Operating Partnership may, at any time, repay or refinance all or any portion of a CROP Operating Partnership Liability that is guaranteed by the Contributor, provided that the CROP Operating Partnership provides the Protected Partners the opportunity to guarantee other CROP Operating Partnership Liabilities pursuant to this Section 2.

(f)             The CROP Operating Partnership’s obligations under this Section 2 shall automatically terminate one day after the tenth (10th) anniversary of the Closing Date.

Section 3.                Payment of Tax Liability.

(a)            Tax Liability Payment Obligation. In the event that the CROP Operating Partnership is required to indemnify a Protected Partner as set forth in Section 1 and/or violates or breaches its obligations as set forth in Section 2 (the “Tax-Related Covenants”), the sole right of each Protected Partner shall be to receive from the CROP Operating Partnership as damages a payment (the “Tax Payment”) in an amount equal to such Protected Partner’s Tax Liability. The term “Tax Liability” with respect to a Protected Partner means the sum of (i) the product of (A)(I) the amount of gain recognized by such Protected Partner solely as a result of such indemnifiable event on account of or attributable to the remaining Built-in Gain allocated to or recognized by such Protected Partner (taking into account any adjustments under Code Section 743 or 734 to which such Protected Partner is entitled or that would be available if the CROP Operating Partnership, such Protected Partner or any direct or indirect entity classified as a partnership for U.S. federal income tax purposes had made an election under Code Section 754), (II) with respect to gain resulting from a disposition of the High Traverse Units in an Extraordinary Transaction as a result of an indemnifiable event as set forth in Section 1(a), an amount equal to the lesser of (x) the aggregate Built-In Gain for such Protected Partner with respect to all of the Protected Properties (taking into account any adjustments under Code Section 743 or 734 to which such Protected Partner is entitled or that would be available if the CROP Operating Partnership, such Protected Partner or any direct or indirect entity classified as a partnership for U.S. federal income tax purposes had made an election under Code Section 754) and (y) the amount of gain recognized by such Protected Partner with respect to the High Traverse Units from such Extraordinary Transaction (taking into account any adjustments under Code Section 743 or 734 to which such Protected Partner is entitled or that would be available if the CROP Operating Partnership, such Protected Partner or any direct or indirect entity classified as a partnership for U.S. federal income tax purposes had made an election under Code Section 754), provided, however, that if Built-In Gain has previously been taken into account under clause (i) of this definition or in a prior Extraordinary Transaction, or if such Extraordinary Transaction also results in an allocation of Built-In Gain to such Protected Partner described in clause (i), the amount of Built-In Gain taken into account for purposes of subclause (x) of this clause (ii) with respect to such Extraordinary Transaction shall be reduced by the amount taken into account under clause (i) of this definition prior to or as a result of the Extraordinary Transaction or as a result of any prior Extraordinary Transaction (and this proviso shall be interpreted and applied so as to avoid double counting of Built-In Gain when calculating any Tax Liability resulting from an Extraordinary Transaction) and (III) with respect to a breach by the CROP Operating Partnership of its obligations set forth in Section 2, the amount of gain realized by such Protected Partner by reason of the application of Code Sections 752 and 731 solely as a result of such breach, multiplied by (B) the Effective Tax Rate (defined below), plus (ii) an amount equal to the aggregate U.S. federal, state, and local income taxes payable by such Protected Partner as a result of the receipt of any payment required under the preceding clause (i) and this clause (ii) (i.e., providing the Protected Partners with a “gross-up on the gross-up”), calculated by applying the Effective Tax Rate that applies with respect to any such additional income.

(b)            Effective Tax Rate Defined. As used herein, the term “Effective Tax Rate” means the highest combined U.S. federal and state income tax rate (including applicable Medicare taxes) applicable to an individual resident in the city and state in which the Protected Partner is resident for state and local income tax purposes, taking into account, as applicable, the character and type of the income or gain recognized in the hands of a Protected Partner for the taxable year in which the transaction giving rise to such taxes occurred, the varying tax rates applicable to different categories of taxable income and gain and to different taxable years in which taxable income or gain is recognized, and assuming state taxes are deductible to an individual taxpayer for U.S. federal income tax purposes to the extent permitted under Code Section 164 for such taxable years (determined without regard to any limitations imposed on a Protected Partner (or its direct or indirect partners or members) from other sources), provided, however, that in the case of a Protected Partner that is a C corporation for U.S. federal income tax purposes, the Effective Tax Rate shall be based on the combined U.S. federal, state and local corporate income tax rate in respect of the income or gain that gave rise to such payment, taking into account any of the assumptions described above as are applicable to such entity.

(c)            Tax Liability Payment. In the event that there has been an indemnifiable event or a breach by the CROP Operating Partnership of any of its obligations under this Agreement for which a Tax Payment is required under this Section 3, the CROP Operating Partnership (at its own expense) shall provide to the applicable Protected Partner a notice of the indemnifiable event or breach as soon as reasonably practicable thereafter. As soon as reasonably practicable after receiving notice described in the preceding sentence, the CROP Operating Partnership shall (i) provide such Protected Partner with a detailed calculation of the amount due under this Section 3 with respect to such indemnifiable event or breach, and (ii) provide such Protected Partner with such evidence or verification as such Protected Partner may reasonably require to confirm the calculation of such amount. Each Protected Partner agrees to cooperate with the CROP Operating Partnership and to provide any information reasonably requested by the CROP Operating Partnership in order to assist the CROP Operating Partnership in making the calculations required under this Section 3 with respect to each indemnifiable event or breach. Once the applicable Protected Partner and the CROP Operating Partnership agree on the amount of the Tax Payment (or, once the amount of the Tax Payment has been finalized in accordance with Section 4(b), if applicable), the CROP Operating Partnership shall promptly pay the Tax Payment to such Protected Partner within thirty (30) days.

(d)            Tax Information. Each Protected Partner shall promptly provide the CROP Operating Partnership with any information reasonably requested by the CROP Operating Partnership, including any information relating to Transfers of any direct or indirect interests in such Protected Partner (and any adjustments under Code Sections 734 or 743 to which such Protected Partner is entitled or that would be available if the CROP Operating Partnership, such Protected Partner or any direct or indirect entity classified as a partnership for U.S. federal income tax purposes had made an election under Code Section 754). In order to ensure that the CROP Operating Partnership is able to obtain the information required to be provided pursuant to this Section 3(d), no Protected Partner will permit any of its interests to be transferred to any entity without the consent of the CROP Operating Partnership.

(e)            Limitations.

(i)          For the avoidance of doubt, the CROP Operating Partnership shall not be liable to any Protected Partner for any income or gain (A) allocated to a Protected Partner with respect to the Protected Partner Interests that is not the result of an indemnifiable event or breach by the CROP Operating Partnership of its obligations or agreements under this Agreement or (B) resulting from distributions by the CROP Operating Partnership made with respect to the class of limited partnership units in the CROP Operating Partnership that includes the Protected Partner Interests that are made to all holders of units of such class.

(ii)         No officer, director, limited partner or employee of the CROP Operating Partnership or any of its affiliates (other than the general partner of the CROP Operating Partnership) shall have any liability for any indemnifiable event or breach of the obligations and agreements of the CROP Operating Partnership under this Agreement.

(iii)        No Protected Partner shall be entitled to indemnification from the CROP Operating Partnership for any tax liabilities incurred as result of any of the transactions contemplated by the Merger Agreement.

(iv)        To the extent (i) an imputed underpayment under Code Section 6225 (or any corresponding or similar provision of state or local law) or (ii) any other amount as a result of the application of the provisions of Code Sections 6221-6241 (or any corresponding or similar provision of state or local law) is assessed against the CROP Operating Partnership (or any entity treated as a partnership for U.S. federal income tax purposes in which the CROP Operating Partnership holds (or has held) a direct or indirect interest to the extent that the CROP Operating Partnership bears the economic burden of such amounts, whether by law or agreement) and such assessment implicates the terms of, or payments that have been made or that could be required to be made pursuant to, this Agreement, the parties hereto shall reasonably cooperate as necessary to preserve the economic arrangement intended by the terms of this Agreement to the maximum extent possible, and the parties hereto acknowledge and agree that the preservation of the intended economic arrangement includes, without limitation, preventing any party from receiving a windfall or from having to pay duplicate damages.

Section 4.                Rights and Remedies.

(a)            Exclusive Rights and Remedies. Notwithstanding any provision of this Agreement, each Protected Partner agrees that the sole and exclusive rights and remedies to which it may be entitled at law or in equity for an indemnifiable event or breach or violation of the Tax-Related Covenants by the CROP Operating Partnership shall be a claim for a Tax Payment from the CROP Operating Partnership, computed as set forth in Section 3 above, and no Protected Partner shall be entitled to pursue a claim for specific performance with respect to any indemnifiable event or the Tax-Related Covenants.

(b)            Failure to Agree. If the CROP Operating Partnership notifies a Protected Partner of a claim (each, a “Tax Claim Notice”) that the CROP Operating Partnership has engaged in an indemnifiable event or breached or violated one or more of the Tax-Related Covenants, the CROP Operating Partnership and such Protected Partner shall negotiate in good faith to resolve any disagreements regarding any such indemnifiable event or breach or violation, including any disagreement regarding the calculation of such Protected Partner’s Tax Liability prepared by the CROP Operating Partnership as described in Section 3 above. If any such disagreement cannot be resolved by the CROP Operating Partnership and such Protected Partner within sixty (60) days after receipt by such Protected Partner of the calculation of the Tax Liability referred to in Section 3, the independent directors of the general partner of the CROP Operating Partnership and such Protected Partner shall jointly retain a nationally recognized independent public accounting firm (an “Accounting Firm”) other than an accounting firm that has performed work or is currently performing or rendered services to the CROP Operating Partnership or such Protected Partner (unless the applicable parties otherwise agree) within two (2) years prior to the date of the Tax Claim Notice to act as an arbitrator to resolve as expeditiously as possible all points of any such disagreement (including, without limitation, whether an indemnifiable event or breach of the Tax-Related Covenants has occurred and, if so, the amount of the Tax Payment to which such Protected Partner is entitled as a result thereof, determined as set forth in Section 3). All determinations made by the Accounting Firm with respect to the amount of the Tax Payment payable to such Protected Partner under Section 3 shall be final, conclusive and binding on the CROP Operating Partnership and such Protected Partner. The fees, costs and expenses of any Accounting Firm incurred in connection with any disputes resolved pursuant to this Section 4(b) shall be borne the CROP Operating Partnership, unless the Accounting Firm determines that such Protected Partner did not have a reasonable basis to dispute the CROP Operating Partnership’s determination of the amount of the Tax Payment to which such Protected Partner is entitled. For the avoidance of doubt, the fees, costs and expenses incurred with respect to the initial calculation of the Tax Liability referred to in Section 3(c) shall be borne by the CROP Operating Partnership.

(c)            Notice of Tax Audits. If any claim, demand, assessment (including a notice of proposed assessment) or other assertion is made with respect to taxes against a Protected Partner, which involves a matter covered in this Agreement (a “Tax Claim”), then such Protected Partner shall promptly notify the CROP Operating Partnership of such Tax Claim and shall keep the CROP Operating Partnership reasonably informed of the details and status of any such Tax Claim (including providing the CROP Operating Partnership with copies of all material written correspondence regarding such matter). No Protected Partner shall submit any correspondence or materials to a taxing authority with respect to a Tax Claim without the CROP Operating Partnership’s prior written consent, which consent shall not be unreasonably withheld or delayed. The CROP Operating Partnership shall have the right to participate, at its own expense, in any Tax Claims, and no Protected Partner shall settle or otherwise resolve any such matter without the CROP Operating Partnership’s prior written consent, which consent shall not be unreasonably withheld or delayed.

Section 5.                Sale, Redemption or Exchange of Protected Partner Interests. Other than with respect to redemptions contemplated by the Merger Agreement prior to the CROP Operating Partnership Merger, to the extent that a Protected Partner sells, redeems or exchanges all or any portion of its Protected Partner Interests, the rights granted to such Protected Partner in this Agreement with respect to such interests shall end at the time of such sale, redemption or exchange, except with respect to all rights arising from an indemnifiable event or violation or breach of the Tax-Related Covenants occurring prior to the date of such redemption or exchange. In addition, the aggregate remaining Built-In Gain for such Protected Partner with respect to the Protected Properties shall decrease in proportion to the amount of such Protected Partner Interests sold, redeemed or exchanged.

Section 6.                In-Kind Redemption Transaction.

(a)             At any time after the Closing Date (including after the expiration of the Tax Protection Period), the Protected Partners or the CROP Operating Partnership will each have the right separately to engage in an In-Kind Redemption Transaction. For the avoidance of doubt, the CROP Operating Partnership may only exercise its right to engage in an In-Kind Redemption Transaction with respect to all of the Protected Partners. Each of the Protected Partners will use commercially reasonable efforts to act in concert with respect to any In-Kind Redemption Transaction, and the Protected Partners can only exercise their right to engage in an In-Kind Redemption Transaction if all of the Protected Partners participate. Notwithstanding anything in this Agreement to the contrary, the CROP Operating Partnership shall have the right to structure an In-Kind Redemption Transaction in a manner that results in taxable income or gain to the Protected Partners or the CROP Operating Partnership (or any of its other direct or indirect partners) under Code Sections 707, 737 or otherwise, provided that the CROP Operating Partnership indemnify the Protected Partners for any such taxable income or gain recognized by (or allocated to) the Protected Partners.

(b)            The Protected Partners will have the option to select the asset(s) of the CROP Operating Partnership necessary to effectuate such In-Kind Redemption Transaction, provided that such assets shall be limited to stabilized assets (and any non-stabilized development assets may be selected only with approval of the CROP Operating Partnership).

(c)            The asset(s) selected for the In-Kind Redemption Transaction will be valued in the following manner: (i) the Protected Partners and the CROP Operating Partnership will each obtain an appraisal, (ii) if the appraisals are within 3% of each other, the value will be the average of the two appraisals, and (iii) if the appraisals are different by more than 3%, the appraisers engage a third appraiser and the value will be the average of the two closest appraisals (the “Appraised Value”).

(d)            Notwithstanding the above, in the event that the CROP Operating Partnership is in the process of selling any property or properties (i.e., that such property or properties are listed for sale pursuant to a listing agreement signed with a reputable broker or the CROP Operating Partnership has commenced marketing such property or properties for sale), the CROP Operating Partnership shall request a written consent (such consent not to be unreasonably withheld, conditioned or delayed) from each Protected Partner that the Protected Partners shall not be allowed to exercise its right to engage in an In-Kind Redemption Transaction with respect to the property that is anticipated to be sold; provided, however, that a reasonable basis for the Protected Partners to withhold their written consent would occur in the event the CROP Operating Partnership receives a bona fide unsolicited written offer that CCI would be willing to transact on (as determined by CCI in its reasonable discretion) to acquire one or more of CCI’s stabilized assets (as determined by CCI in its reasonable discretion), in which case, the CROP Operating Partnership will notify the Protected Partners and the Protected Partners shall promptly notify the CROP Operating Partnership of their intent as to whether or not they will exercise an In-Kind Redemption Transaction in accordance with the terms hereof with respect to one or more of the such assets, in which case, the price offered in such bona fide unsolicited written offer for the asset or assets shall be deemed to be the Appraised Value. In addition, for so long as the Protected Partners and the CCI’s external advisor (the “Advisor”) are under common control, the consent of the Protected Partners will be deemed granted with respect to any stabilized assets the Advisor proposes to sell on behalf of CCI to third parties for so long as such assets are marketed for sale to third parties.

(e)            Upon selection of an asset(s) for the In-Kind Redemption Transaction, the CROP Operating Partnership will cooperate in good faith with the Protected Partners to facilitate a refinancing of the asset (and possible contribution of equity capital) to assist in “calibrating” the capital structure for the In-Kind Redemption Transaction, provided that (i) the Protected Partners will bear the costs of any such refinancing and (ii) the transactions contemplated by this Section 6(e) can be accomplished without tax risks to the CROP Operating Partnership (including under the applicable “disguised sale” rules).

(f)             The CROP Operating Partnership’s obligations under this Agreement shall automatically terminate with respect to the Protected Partners upon the consummation of an In-Kind Redemption Transaction.

Section 7.               No Representation With Regard to Tax Treatment. Notwithstanding any provision of this Agreement, the CROP Operating Partnership does not make any representation (and shall have no liability) with respect to the tax consequences to High Traverse of the transactions contemplated or referred to herein or in the Merger Agreement.

Section 8.               Expenses. Except as expressly provided herein to the contrary, each party hereto shall pay its own expenses incident to the transactions contemplated hereunder, including all legal and accounting fees and disbursements.

Section 9.               Assignment. No Protected Partner shall assign its rights and/or obligations under this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the CROP Operating Partnership, any such assignment undertaken without such consent shall be null and void. Notwithstanding anything to the contrary, at any time after the Closing Date, the CROP Operating Partnership may assign its rights and/or obligations under this Agreement to an affiliate, or any other person or entity in connection with an Extraordinary Transaction (as defined below) subject to any such successor-in-interest assuming all of the liabilities and obligations of the CROP Operating Partnership hereunder; provided, however, that no assignment pursuant to the preceding clause shall release the CROP Operating Partnership from its liabilities and obligations hereunder. For purposes of this Agreement, references to the High Traverse Units shall include equity interests in an entity treated as a partnership for U.S. federal income tax purposes received by a Protected Partner in exchange for High Traverse Units pursuant to an Extraordinary Transaction with respect to which such Protected Partner’s tax basis in such equity interests is determined, in whole or in part, by reference to such Protected Partner’s tax basis in such High Traverse Units.

Section 10.             Entire Agreement; Amendment. This Agreement, including any schedules and other documents referred to herein or furnished pursuant hereto, together with the Merger Agreement, the CROP Operating Partnership Agreement and the exhibits and other documents referred to therein or furnished pursuant thereto, constitute the entire agreement among the parties hereto with respect to the transactions contemplated herein, and supersede all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed and delivered by the party against whom enforcement of the amendment, modification or discharge is sought.

Section 11.             Waiver. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other documents furnished in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought, and then only to the extent expressly specified therein.

Section 12.             Severability. If any part of any provision of this Agreement or any other agreement or document given pursuant to or in connection with this Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.

Section 13.             Governing Law; Jurisdiction and Venue. This Agreement, the rights and obligations of the parties hereto, and any claim or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (excluding the choice of law rules thereof).

Section 14.             Notices. All notices, demands, requests or other communications that may be or are required to be given, served or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand-delivered, sent by overnight courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by facsimile, telegram, telecopy or telex, addressed as follows:

(i) If to High Traverse: High Traverse Holdings, LLC 6340 South 3000 East, Suite 500 Salt Lake City, Utah 84121
(ii) If to the CROP Operating Partnership:

Cottonwood Residential O.P., LP 1245 Brickyard Road Suite 250 Salt Lake City, Utah 84106

With a copy to:

Darryl Steinhause DLA Piper LLP (US) 4365 Executive Drive Suite 1100 San Diego, California 92121

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication which shall be hand-delivered, sent, mailed, faxed, telecopied or telexed in the manner described above, or which shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the confirmation receipt (with respect to a facsimile), or (with respect to a telecopy or telex) the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

Section 15.            Headings. Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

Section 16.            Execution in Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

Section 17.            Recourse to the CROP Operating Partnership. ANY OBLIGATION OR LIABILITY WHATSOEVER OF THE CROP OPERATING PARTNERSHIP WHICH MAY ARISE AT ANY TIME UNDER THIS AGREEMENT OR ANY OBLIGATION OR LIABILITY WHICH MAY BE INCURRED BY IT PURSUANT TO ANY OTHER INSTRUMENT, TRANSACTION OR UNDERTAKING CONTEMPLATED HEREIN SHALL BE SATISFIED, IF AT ALL, OUT OF THE ASSETS OF THE CROP OPERATING PARTNERSHIP ONLY. NO SUCH OBLIGATION OR LIABILITY SHALL BE PERSONALLY BINDING UPON, NOR SHALL RESORT FOR THE ENFORCEMENT THEREOF BE HAD TO, THE PROPERTY OR ASSETS OF ANY OF ITS SHAREHOLDERS, BENEFICIARIES, TRUSTEES, PARTNERS, OFFICERS, EMPLOYEES OR AGENTS, REGARDLESS OF WHETHER SUCH OBLIGATION OR LIABILITY IS IN THE NATURE OF CONTRACT, TORT OR OTHERWISE.

Section 18.            References to Internal Revenue Code. All references to any section of the Code shall also refer to any statute that is a successor thereto.

[Signatures Commence on Following Page]

CROP OPERATING PARTNERSHIP:

COTTONWOOD RESIDENTIAL O.P., LP , a Delaware limited partnership

	By:	COTTONWOOD RESIDENTIAL II, INC., its general partner

By:	/s/Daniel Shaeffer
Daniel Shaeffer, Chief Executive Officer

HIGH TRAVERSE:

HIGH TRAVERSE HOLDINGS, LLC,
a Delaware limited liability company

By:	/s/ Gregg Christensen
Name:	Gregg Christensen
Title:	Chief Legal Officer

EXHIBIT A

Protected Property	Fair Market Value as of the Closing Date	Adjusted Tax Basis as of the Closing Date	Initial Built-in Gain	Initial Built-in Gain Allocable to High Traverse